Exhibit 77Q2 for 12/31/2007 Annual Form N-SAR

First Trust Enhanced Equity Income Fund

Due to administrative oversight, late Form 3 filings were made on behalf of Bernard Schaffer, Timothy Riddle, Kevin Melich, Gregory Hagar, and Chartwell Investment Partners on October 4, 2007. The date of the event requiring such filing was September 14, 2007.